EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-125644) and Form S-8 (No. 333-126625) of Trident Microsystems, Inc. of our report dated September 12, 2005 relating to the financial statements, financial schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.
PricewaterhouseCoopers LLP
San Jose, California
September 12, 2005